Exhibit 99.1

Powerfleet Announces Restatement of Accounting Treatment of Legacy Convertible Preferred Stock InstrumEnt, WHICH HAS NO ADVERSE IMPACT ON PREVIOUSLY REPORTED REVENUE, CASH FLOW OR ADJUSTED EBITDA

WOODCLIFF LAKE, NJ – April 5, 2024 – Powerfleet, Inc. (Nasdaq: PWFL) today announced its intention to adjust its historical accounting treatment for the redemption premium associated with its Series A convertible preferred stock, which was fully redeemed in connection with the closing of the Company’s business combination with MiX Telematics Limited on April 2, 2024, due to a technical accounting issue. This will result in the restatement of its financial statements for the fiscal years ended December 31, 2021 and 2022, and for each of the interim periods during the 2022 and 2023 fiscal years.

The technical accounting issue was identified during the final stages of the preparation for filing of the Company’s financial statements for the fiscal year ended December 31, 2023 and has been determined by the Company to require adjustment to comply with Generally Accepted Accounting Principles. In connection with the restatement, the Company expects to voluntarily revise the financial statements for the same periods to make other unrelated and immaterial revisions. This action follows a comprehensive review by the Company’s management and audit committee.

The company is working diligently to finalize the restatement process. The company is committed to completing this process as swiftly as reasonably possible and is well positioned to file the 2023 Form 10-K with the Securities and Exchange Commission in April 2024.

Key points of the restatement:

●	Adjustment details: The change in the accounting treatment of the preferred stock results in a non-cash charge in arriving at “Net loss attributable to common stockholders,” an increase in “Convertible redeemable preferred stock,” and a reduction in “Additional paid-in capital.”
●	No anticipated adverse impact on previous statements of operations, cash flows and adjusted EBITDA: The change in the accounting treatment of the preferred stock is not expected to adversely impact previously reported revenues, net loss, cash flows or adjusted EBITDA for the fiscal years ended December 31, 2021, 2022 and 2023 and for each of the interim periods during the 2022 and 2023 fiscal years.

As a result of the Restatement, the Company was late in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”) and received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying it that it did not timely file the 2023 Form 10-K, as required pursuant to Nasdaq Listing Rule 5250(c)(1). Under Nasdaq rules, Powerfleet has 60 calendar days from the date of the written notice to submit to Nasdaq a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1).

Powerfleet’s common stock will continue to be listed and traded on The Nasdaq Global Market during the 60-day grace period, subject to its compliance with the other continued listing requirements of The Nasdaq Global Market.

ABOUT POWERFLEET

Powerfleet (Nasdaq: PWFL; JSE: PWR; TASE: PWFL) is a global leader in the artificial intelligence of things (AIoT) software-as-a-service (SaaS) mobile asset industry. With more than 30 years of experience, Powerfleet unifies business operations through the ingestion, harmonization, and integration of data, irrespective of source, and delivers actionable insights to help companies save lives, time, and money. Powerfleet’s ethos transcends our data ecosystem and commitment to innovation; our people-centric approach empowers our customers to realize impactful and sustained business improvement. The company is headquartered in New Jersey, United States, with offices around the globe. Explore more at www.powerfleet.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of federal securities laws. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. For example, forward-looking statements include, without limitation, statements regarding Powerfleet’s anticipated filing of the 2023 Form 10-K, the details of the accounting restatement and the expected impact of such restatement on prior period financial results. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and are subject to risks described from time to time in Powerfleet’s periodic filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release, and, unless otherwise required by applicable law, Powerfleet assumes no obligation to update any forward-looking statements, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Powerfleet Investor Contacts

Jody Burfening and Carolyn Capaccio

LHA Investor Relations

AIOTIRTeam@lhai.com

Powerfleet Media Contact

Andrea Hayton

ahayton@powerfleet.com

+1 (610) 401-1999